ARTICLES OF AMENDMENT
OF
ABLEAUCTIONS.COM, INC.

Pursuant to Section 607.1003 of the Florida Business Corporation Act, ABLEAUCTIONS.COM, INC., a Florida corporation (the “Corporation”), DOES HEREBY CERTIFY AND ADOPT THESE ARTICLES OF AMENDMENT:

FIRST:  The name of the Corporation is ABLEAUCTIONS.COM, INC.

SECOND:  On July 17, 2009 the board of directors of the Corporation adopted a resolution by unanimous written consent approving a share combination of the Corporation’s common stock, and a change in the name of the Corporation to “SinoCoking Coal and Coke Chemical Industries, Inc.”, and on December 28, 2009, the board of directors of the Corporation adopted a further resolution by unanimous written consent fixing the ratio for the share combination to 1-for-20, with each twenty shares of common stock to be combined into one share of common stock.

THIRD:  The number of shares of common stock subject to the share combination is 8,114,197 shares and the number of shares of common stock which will result from the share combination is 405,710, rounded up appropriately for the issuance of one whole share in lieu of any fractional share.

FOURTH:  The Articles of Incorporation of this Corporation are amended by changing ARTICLE IV so that, as amended, said ARTICLE IV shall read as follows:

“ARTICLE IV

The capital stock of the Corporation shall consist of One Hundred Million (100,000,000) shares of common stock, with a par value of $0.001 per share.

The 8,114,197 issued and outstanding common shares of the Corporation, with a par value of $0.001 per share, either issued and outstanding or held by the Corporation as treasury stock, on January 28, 2010 (“Effective Date”), shall be automatically reclassified and converted (without any further act) into 405,710 fully-paid and non-assessable shares of common stock of the Corporation, with a par value of $0.001, appropriately rounded up as provided below in this Article IV.

Notwithstanding the immediately preceding paragraph, no fractional shares of common stock shall be issued to the holders of record of common stock in connection with the foregoing reclassification and conversion of shares of common stock, and no certificates or scrip representing any such fractional shares shall be issued.  In lieu of such fraction of a share, any holder of such fractional share shall be entitled receive one whole share of common stock.

Each stock certificate representing common stock that, immediately prior to the Effective Date, represented shares of common stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of common stock into which the shares of common stock represented by such certificate shall have been reclassified.  If requested by a shareholder to the Secretary of the Corporation, within a reasonable time after receipt of such written request such holder of record of a certificate that represented shares of common stock prior to the reclassification and conversion shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of reclassified common stock.”;

and further,

the Articles of Incorporation of this Corporation are amended by changing ARTICLE I so that, as amended, said ARTICLE I shall read as follows:

“ARTICLE I.  The name of the Corporation shall be SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.”

FIFTH:  The board of directors of the Corporation recommended the amendment to the shareholders, and the shareholders adopted the amendment on December 30, 2009 at the 2009 Annual Meeting of Shareholders.

SIXTH:  The number of votes cast for the amendment by the shareholders was sufficient for approval.  Shareholders of the Corporation holding common shares constituting approximately 91.6% of the issued and outstanding shares of the Corporation, voting in person or by proxy at the 2009 Annual Meeting of Shareholders, duly authorized and adopted this amendment to the Articles of Incorporation of the Corporation, and written notice of the adoption of the 2009 Annual Meeting containing a copy or summary of the amendment, with such notice stating that one of the purposes of the meeting is to consider the proposed amendment, has been given to each shareholder of the Corporation in accordance with Section 607.1003 of the Florida Business Corporation Act.

SEVENTH:  This amendment shall be effective at 5:00 p.m. Pacific time on February 5, 2010.

THESE ARTICLES OF AMENDMENT ARE DATED this 3rd day of February 2010.

By: /s/Abdul Ladha
      Abdul Ladha
      President